Exhibit 2
                     ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT dated as of September 26, 1996, (the "Effective Date") between National Factoring Services, Inc., a Colorado corporation with its principal office located at 1600 Stout Street, Suite 1050, Denver, Colorado 80202, for itself and Fedfunds, Inc., of 8300 Arlington Blvd., Suite C-1, Fairfax, VA 22031, ("National"), and Trustees of Boston University, with its principal address at 881 Commonwealth Avenue, Boston, MA 02215, for itself and its assignees, ("BU"), (National and BU, collectively referred to herein as the "Sellers"), and LB Acquisition Corp., a Massachusetts corporation with its principal place of business at 104 Revere Street, Canton, MA 02021, ("LB").
     WHEREAS, National owns the factored accounts receivable of Brite-Line Industries, Inc., a Delaware Corporation with its principal office located at 10660 E. 51st. Avenue, Denver, Colorado 80239, ("BL"), and has a validly existing, perfected first security interest in all of BL's unfactored accounts, accounts receivable, contract rights, choses in action, inventory (including any returned goods), general intangibles (including all Patents and patent Applications), and work in progress, together with all proceeds, including insurance proceeds, (collectively, the "National Assets") to secure certain payments and obligations of BL; and
     WHEREAS, BU has a validly existing, perfected first security interest in certain equipment, furniture and fixtures owned by BL, and certain residual rights in the National Assets including, but not limited to, those rights related to BL's patents, patent applications and other Intellectual Property rights, as further described in Section 1.2(b) hereof, (collectively, the "BU Assets"), to secure certain payments and obligations of BL; and
     WHEREAS, BL has defaulted under various agreements with National and BU, and National and BU have taken possession of the National Assets and the BU Assets, respectively, for the purpose of foreclosing upon the National Assets and the BU Assets, as the case may be, by sale; and
     WHEREAS, BL has ceased doing business as a going concern on or about September 6, 1996 (the "Foreclosure Date"), and the National Assets and the BU Assets are rapidly declining in value; and
     WHEREAS, the Sellers desire to assign, transfer, sell and convey to LB and LB desires to purchase from the Sellers certain of the National Assets and the BU Assets, (collectively the "Assets"), formerly used and useful in the conduct of BL's business operations (the "Business") and in so doing to convey and release all rights, direct, indirect, and residual in and to those assets; and
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
I.   PURCHASE AND SALE
     1.1 Assets to be purchased. Subject to the terms and conditions set forth herein, Sellers agree to and do hereby sell, assign, transfer, convey and deliver to LB, and LB agrees to purchase from the Sellers, on the Closing Date, all rights of every kind and description of the Sellers in all of the Assets other than certain assets, rights and properties of Sellers
specified in Section 1.3 (the "Excluded Assets").   The "Assets"
other than the Excluded Assets are referred to herein as the "Acquired Assets." The total Purchase Price for the Acquired Assets shall be payable as provided in Section 1.5. The Sellers further agree that LB shall be given full access to the Acquired Assets as of the date of this Agreement and that possession of the Acquired Assets shall be transferred to LB as of the date of Closing.
     1.2 Acquired Assets. The Acquired Assets include, without limiting the generality of the foregoing, the following (to the extent such are not Excluded Assets) provided, however, that notwithstanding any implication to the contrary, BU is transferring only the BU Assets;
          (a) All of Sellers' machinery, equipment, tools, dies, vehicles, furniture, fixtures, and all other fixed assets and all other tangible personal property, wherever located, existing on the Foreclosure Date, of or relating to the Business;
          (b) All of Sellers' patents, trademarks, trademark registrations, service marks, trade names, patent applications, inventions, trademark applications, processes, know-how, licenses, blueprints, drawings, designs, patterns, copyrights, franchises and formulae, information and documents (including log books) relating to research and development, whether or not completed, and all other forms of Intellectual Property, existing on the Foreclosure Date, of or relating to the Business;
          (c) All of Sellers' raw materials, supplies, packages, boxes, containers, work in process and finished goods, constituting all of the inventory of Sellers, wherever located, existing on the Closing Date, of or relating to the Business;
          (d) All of BL's trade accounts receivable existing on the Foreclosure Date up to and including the Closing Date and all of National's factored and unfactored accounts and accounts receivable existing on the Foreclosure Date up to and including the Closing Date, of or relating to the Business;
          (e) All of Sellers' prepaid expenses and accounts existing on the Foreclosure Date of or relating to the Business;
          (f) All of Sellers' rights, which are now or were formerly owned by BL, but none of Sellers' obligations, duties, or liabilities under all contracts, agreements, leases and licenses, and choses in action and general intangibles, whether formerly owned by BL or otherwise; and
          (g) All of Sellers' rights, which are now or were formerly owned by BL, under all State, Federal, Municipal, and regulatory agency approvals, actual or pending and whether written or oral, direct or indirectly held; and
          (h) All of Sellers books, papers, computer hardware and software and related documentation and records, which are now or were formerly owned by BL, including without limitation property lists, payroll and personnel records, sales records, contracts and orders, books of account, customer lists, supplier lists and advertising and promotional material, but not including minute books, capital stock records, tax returns, and personal correspondence of executives, and documents relating solely to the ownership of real property; provided, however, that subsequent to Closing Sellers shall, upon request, be given such reasonable access to such documents as may be necessary for Sellers' respective legitimate business purposes.
     1.3  Excluded Assets.    Notwithstanding anything to the
contrary herein provided, the following assets, properties and rights of Sellers shall be retained by Sellers (the "Excluded Assets") and shall not be sold, assigned, transferred, conveyed or delivered to LB:
          (a) All rights or interest in any subsidiaries of BL or any stock certificates or other instruments evidencing the same;
          (b) Such records, files and papers relating to the Business and corporate organization as may reasonably be required in connection with Sellers' and BL's tax, financial reporting and legal obligations; provided, that, such records, files and papers shall only be used by Sellers for such purposes; and provided, further, that on request Sellers shall make available for copying by LB all such retained records, files and papers;
     1.4 Closing. The purchase and sale of the Acquired Assets shall be held at 10:00 A.M. at National's Office in Denver, CO on October 4, 1996 (the "Closing Date") unless all parties hereto may mutually agree in writing upon another date, time and place. At the Closing, Sellers shall deliver to LB possession and enjoyment of the Acquired Assets, and those instruments necessary to convey to LB all title as is either held by each of the Sellers, or which Sellers may legally convey to assets of BL as foreclosing secured creditors to the Acquired Assets, together with the other documents and instruments as set forth in Section
6.1 herein, and LB shall deliver to Sellers such portions of Purchase Price and the documents and instruments required as set forth in Section 1.5.
     1.5 Payment of the Purchase Price. LB will pay the Purchase Price as follows:
     1.5 (a) Subject to BU's agreement herein to discharge of BL's obligations concerning any liens which exist under Colorado law to which the Acquired Assets would be subject after the Closing as described in Section 1.6(b) hereof, and pursuant to the terms of an escrow agreement to be agreed upon prior to a Closing, LB will pay BU the sum of $150,000.00, (the "BU Purchase Price"), and LB will obtain and does hereby transfer and assign to BU the release of any and all claims held by Plymouth Rubber Company, Inc. ("PRC") against BU, in exchange for which BU will provide a release of PRC from any and all claims which BU may have against PRC, in consideration for the purchase of the BU Assets; and
     1.5 (b) Subject to the provisions of paragraphs (A)-(H) hereinbelow, all rights in and to the National Assets shall be transferred to LB as of the Closing Date. Upon the expiration of the Collection Period as defined hereinbelow, in consideration for the purchase of the National Assets, LB shall pay National:
     (i) the sum of $2,139,646.93 (which sum the parties acknowledge represents all factoring fees, charges and loaned amounts due from BL),
     (ii) plus all amounts paid by National, if pre-approved in writing by LB, after the Effective Date of this Agreement and up to the Closing Date, for the purpose of holding and preserving the value of the Acquired Assets,
     (iii) reduced by all amounts received by National on BL's accounts receivable between the Foreclosure Date and the expiration of the Collection Period, either by collection as described in (C) below prior to the payment of the National Purchase Price, or as remitted to National by LB hereunder, (the "National Purchase Price").
     Payment of the National Purchase Price shall be made in accordance with the following conditions:
     (A) Commencing on the Foreclosure Date and ending 120 days after the Effective Date of this Agreement, unless extended in writing by both LB and National (the "Collection Period"), National shall retain the proceeds of all of BL's accounts receivable collected since the Foreclosure Date, up to the amount of the National Purchase Price, subject to the provisions regarding collection described below. All amounts so received by National during the Collection Period shall be credited to the National Purchase Price;

     (B) Following the Closing until the expiration of the Collection Period, LB shall control the collection of the accounts of the Business and all amounts so collected by LB shall be disbursed to National weekly and as stated above, shall be credited to the National Purchase Price.

     (C) Without limiting the foregoing, LB may assign to National for collection, at any time during the Collection Period, and National shall accept, accounts aggregating up to $500,000 for collection on LB's behalf, and any amounts so collected when received by National will likewise be credited to the National Purchase Price or turned over to LB after payment of the National Purchase Price, as the case may be; provided, however, that National shall not be responsible for collection on such accounts in which inventory has been returned by a customer of the Business, and LB agrees that it will not knowingly turn over such accounts to National for collection on LB's behalf. In the event that National becomes aware of an inventory return it shall immediately notify LB of same. In connection with these collections on LB's behalf, unless otherwise agreed to in writing, in no event is National authorized to discount a receivable due from a debtor of BL, without LB's written consent. Returns of BL's products and credits against invoices shall be accepted by LB, in its sole discretion.

     (D) Except as expressly defined as being included within the National Purchase Price, National expressly waives any and all fees, charges, and/or interest payments, of whatever kind and nature, with regard to the National Assets incurred at any time up to the Foreclosure Date and agrees that it will not charge, and holds LB harmless from, such charges. All fees, charges, and expenses of collection incurred by National between the Foreclosure Date and the Closing Date, except those included in the National Purchase Price, shall be the sole responsibility of National. All fees, charges and expenses of collection after the Closing Date shall be the responsibility of LB; provided, however, that with regard to the assignment of accounts for collection by LB to National as referenced in Section 1.5 (b) (C) above, National shall be responsible for such expenses incurred for collection within the state of Colorado, and LB shall bear all expenses of collection incurred outside of Colorado, provided that LB shall approve such expenses before they have been incurred.

     (E) National and LB shall report to each other weekly and shall provide an accounting to each other of all amounts collected and shall cooperate and consult with each other to resolve discrepancies, if any, and agree on a "Final Accounting" in writing, within ten (10) calendar days following the expiration of the Collection Period ("Final Accounting Period"). If either party shall claim any discrepancy in the accounting of the other at any time during the Final Accounting Period, either party shall have three business days, (extending the Final Accounting period three days, if necessary), after notification to the other in writing of the alleged discrepancy, to conduct an audit of the collecting party's records.

     (F) In the event that, despite the best efforts of both National and LB to collect the National Purchase Price it is not so collected in full within the Collection Period, or such other extensions of the Collection Period as to which both LB and National may agree in writing, LB shall pay National, within three (3) business days after the Final Accounting, by wire transfer to such account as National shall designate, the difference between the National Purchase Price and the total amount received by National through the Collection Period, ie., the balance remaining due of the National Purchase Price.

     (G) National agrees to turn over to LB upon receipt all payments for BL accounts received by National after payment of the National Purchase Price.

     (H)  Legitimate disputes between LB and National as to
     remaining amounts due on the National Purchase Price shall be resolved by binding arbitration under the rules of the American Arbitration Association regarding commercial disputes, said arbitration to be concluded within thirty
     (30) days after any audit hereunder;
     1.6 No Liabilities or Obligations to be Assumed. LB shall assume no liabilities or obligations of the Sellers or of BL or of the Business.
Without limiting the foregoing, in no event shall LB be liable for, and each Seller, respectively, to the extent applicable to that Seller, shall indemnify and hold LB harmless from the
following:
     (a) National shall indemnify and hold LB harmless from (i)
any obligations and liabilities of National for taxes and governmental charges, of any nature whatsoever including, without limiting the generality of the foregoing, taxes based on the earnings of National, withholding taxes, sales taxes, taxes
relating to the real or personal property owned or occupied by National, or taxes resulting from the transactions contemplated by this Agreement; and (ii) liabilities for breach of warranties under the Factoring Agreement between National and BL dated
August 16, 1995.
     (b) BU shall indemnify and hold LB harmless from (i) any obligations and liabilities of BL for any and all claims or liens which exist under Colorado law or under the U.S. Bankruptcy Code to which the Acquired Assets would be subject after Closing, to the extent of the BU Purchase Price, including but not limited to valid employee wage claims, taxes, and governmental charges, of any nature; provided this indemnity shall not apply to any claims under any applicable Bulk Sales Law; and (ii) BU agrees as the shareholder of BL that it will not assert any claims against LB or its parent, PRC, or permit the assertion of such claims on its behalf, and hereby assigns any rights it may have to such claims or to benefit from such claims, to LB. It is agreed that the BU Purchase Price shall be applied first to discharge any and all liens which may attach to the Acquired Assets and thereafter, to any other liens or obligations of BL which may arise under law.
II.  REPRESENTATIONS AND WARRANTIES OF SELLERS
     2.1  Organization; Good Standing; Subsidiaries.
Each Seller represents for itself and not jointly that it is a corporation duly organized, validly existing, and in good standing under the laws of their respective states of
incorporation. Each Seller represents for itself and not jointly that it has corporate power and authority to own its properties and to conduct its businesses.
     2.2 Authorization; Binding Effect. Each Seller and each representative of each Seller represents and warrants for itself and not jointly, that the execution and delivery of the Agreement by such Seller, the performance of its obligations thereunder and the sale of the Acquired Assets by such Seller (a) has been duly authorized by all necessary corporate and, if applicable, shareholder action, (b) does not conflict with any of the
provisions contained in the respective Charter or by-laws of such Seller, or in any agreement, indenture or other instrument to which it is a party, or by which it or any of its assets may be bound, (c) does not violate any law, regulation, order or decree, to which such Seller is subject and (d) will not result in the creation of any lien or encumbrance upon any of the Acquired
Assets, except that no representation is made with respect to any Bulk Sales Law. Sellers warrant that they will, and do hereby agree to deliver to LB any and all releases, patent assignments, evidence of UCC Termination Statements or other evidence of the title of Sellers or their assignees as LB may reasonably require. Without limiting the generality of the foregoing, BU shall deliver and/or supply proof to LB of a release of interests from Canaan Venture Limited Partnership and Canaan Venture Offshore Limited Partnership (collectively "Canaan") and National shall deliver a release of interests from Fedfunds, Inc. Each Seller represents for itself and not jointly that this Agreement and the other instruments to be executed and delivered by such Seller in accordance herewith will constitute valid and binding obligations of such Seller enforceable in accordance with their terms except as the same may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors generally.
     2.3  Taxes.    BU warrants and represents that it will, as
BL's shareholder, either file or ensure the filing by BL of all Federal and other tax returns or reports required to be filed with respect to BL, and will pay in full or make adequate
provisions for all Federal, State, and local taxes (including withholding taxes), interest, assessments, fees, and other governmental charges due or claimed to be due with respect to BL, including, without limitation any deficiency or claim for additional taxes, interest thereon or penalties in connection therewith; provided that the sole recourse of LB for breach of this Section shall be the indemnity provided in Section 1.6(b).
     2.4 Title to Properties; Absence of Liens and Encumbrances. National and BU individually represent and warrant that they have a valid, perfected first security interest in the National
Assets, and the BU Assets, respectively, and Sellers each warrant and represent that, to the best of their knowledge, they are able to and will in accordance with this Agreement convey good and marketable title to the National Assets and the BU Assets, respectively, free and clear of all liens, encumbrances and restrictions on transferability, (except the disclosed interest of Fedfunds, Inc. and Canaan, as to which National and BU respectively shall obtain appropriate releases prior to Closing).
     2.5  No Consents Necessary.   Each Seller represents and
warrants as to itself and not jointly that, to the best of their individual knowledge, no consent or approval of, or other action by any governmental body or agency, or any other person, firm or corporation is required to be obtained by such Seller in connection with the execution of this Agreement or the
transactions provided for herein.
  III.    REPRESENTATIONS AND WARRANTIES OF LB
  LB represents and warrants to Sellers as follows:
     3.1  Organization and Good Standing.  LB is a corporation
duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. LB has the corporate power and authority to conduct its business as presently proposed.
     3.2  Authorization.  The execution, delivery and performance of this and the other agreements and instruments to be executed and delivered by LB in accordance herewith (a) have been duly authorized by all necessary corporate action, (b) do not conflict with any of the provisions contained in the Certificate of Incorporation, or by-laws of LB, or in any other agreement, indenture or instrument to which LB is a party or by which LB or its assets may be bound, (c) do not violate any law (other than any applicable Bulk Sales Law), regulation, order or decree, and
(d) will not violate or result in a breach or default in any agreements, indenture or instrument to which LB is a party or may be bound or create any lien or encumbrance upon any of the
Acquired Assets except as contemplated hereby.
     3.3  Binding Effect.  This Agreement, and each other
instrument to be executed and delivered by LB in connection with the closing contemplated hereby will constitute valid and binding obligations of LB, enforceable in accordance with their terms except as the same may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors generally.
  IV.     ACTIONS PRIOR TO CLOSING
          4.1  Access to Information.  Sellers agree to permit LB
and its representatives reasonable access at all reasonable times prior to the Closing Date to the facilities, properties, books, records, officers, employees and agents of Sellers which relate to or which have knowledge of the Business as LB may reasonably require, and will permit LB to confirm the title to Sellers'
assets, and will furnish to LB during such period all reasonable information concerning the affairs of Seller or of BL as LB or its representatives may reasonably request, provided that BU's obligations under this Section 4.1 shall be limited to information specifically related to the BU Assets, and certain residual rights in and to the National Assets and to information in the possession of BU with respect to the Business of BL.
     4.2  Conduct Pending the Closing Date.  Sellers agree that until the Closing Date, except with the prior written consent of
LB (which consent will not be unreasonably delayed or withheld), they will:
     (a)  not dispose of any of the Acquired Assets, except for the collection of accounts receivable as described in Section 1.5 above and except for the shipment of inventory to fill orders of
BL between the Foreclosure Date and the Closing Date;
     (b)  use reasonable efforts to maintain the physical
security of the Acquired Assets.
     (c)  use reasonable efforts to assure that the
representations and warranties made by such Seller set forth herein will be true and correct on the Closing Date; and
     (d)  not issue any press release or otherwise make any
public statements with respect to this Agreement and the
transactions contemplated thereby.
  V. POST-CLOSING MATTERS
     5.1  Agreement Regarding Employment.  Upon the Closing, LB
may offer employment to those prior employees of BL as LB deems fit, in its sole discretion.
     5.2  Confidentiality; Nondisclosure.  For a period of ten
years from and after the Closing Date, each of Sellers, their directors, officers, employees, agents, representatives and stockholders will not disclose to any third party or use for any purpose any of the confidential or proprietary information which is in its possession and which is transferred, or to be
transferred, to LB on the Closing Date pursuant to this Agreement (the "Information"), except to the extent the Information is published by or used with the consent of LB, or by a third party having no obligation of confidentiality to LB.
     5.3  Additional Covenants of Sellers.
          (a) Nothwithstanding anything to the contrary herein provided, Sellers will physically deliver to LB on the Closing
Date the Acquired Assets except for tangible assets in the
possession of third parties as described to LB.
          (b)  Except as described in Section 1.5 above,
following the Closing, National authorizes LB to endorse its name on and collect for LB's account any check, draft or other
instrument received on and after the Closing in payment of any accounts included in the Acquired Assets, including without limitation, customer accounts receivable, refunds of deposits and refunds of prepaid expenses. In the event that National shall receive payments subsequent to the payment of the National
Purchase Price in full as described in Section 1.5, it will
promptly turn the same over to LB.
 VI. CONDITIONS PRECEDENT TO CLOSING
     6.1  Conditions to Obligations of LB.   The obligations of
LB to complete the transactions provided for herein are subject to the satisfaction or waiver of the following conditions:
          (a)  The representations and warranties of Seller
contained herein shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing
Date;
          (b) Each Seller shall have delivered to LB appropriate instruments of release, transfer, conveyance, sale and assignment in respect of the National Assets and the BU Assets, as the case may be, consisting of bills of sale, assignments, confirmation of notices sent to third parties holding any Acquired Assets, and such other good and sufficient instruments of conveyance and transfer (including any consents thereto by third parties
necessary to make the same valid and effective), in such form and containing such terms and provisions as counsel for LB may reasonably require, as shall be effective to vest in LB all of Sellers' respective right, title, and interest in and to the
Acquired Assets, as the case may be, free and clear of any and all liens, mortgages, pledges, conditional sales, or other title retention agreements, leases, charges, restrictions, and encumbrances, known to each Seller provided that BU's delivery shall be limited to (i) delivery of a quit-claim bill of sale in the form attached as Exhibit A conveying the BU Assets "AS IS"
and "WHERE IS" without any representations or warranties other then those specifically set forth herein, and (ii)  delivery of such releases, assignments and other documents as may be
necessary to convey and transfer whatever residual rights in and to the National Assets and the BU Assets as BU may have, and
(iii) delivery of a confirmatory Patent Assignment for recording in the U.S. Patent and Trademark Office in the form as attached as Exhibit B.
          (c)  Subject to Section 1.2(h) herein, Sellers shall
have delivered to LB all books, papers, ledgers and records in their possession, custody and control relating to the Acquired
Assets and to BL's business operations, except minute books, stock books, tax returns, and related correspondence, and
executive correspondence, and, with regard to all the books, papers, and records so delivered, LB shall, at all reasonable times after the Closing Date, make them available for inspection by Sellers provided that BU's obligation under this Section 6.1
(c) shall be limited to items specifically related to the BU
Assets;
          (d) Each of the Sellers state that to their individual knowledge, there shall not at the time of Closing be any pending or threatened governmental action or proceeding by or before any court or governmental body or agency which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of LB to own or control the Acquired Assets or operate the business conducted with such Acquired Assets after the Closing Date, free and clear of any and all liens, encumbrances, restrictions and obligations to any third party.
     (e)  Arrangements satisfactory to LB shall have been made
with BL's prior landlord for possession of the Premises;
     (f)  LB shall have received an opinion satisfactory to LB
from its Patent Counsel that the Intellectual Property covered by this Agreement will be owned by LB free and clear of any liens, encumbrances, or competing claims of any kind.
     (g) LB shall have received evidence satisfactory to LB that the persons signing this Agreement, and any and all documents required hereunder, have the requisite legal authority to do same.
     (h) Any Confirmations of Assignments and Assignments of
Patents and Licenses from Charles Wyckoff to LB, from BU to LB, and from National to LB, as may be required and suitable for recording in the U.S. Patent and Trademark Office in order to transfer to LB all Patents and Patent applications relating to the Business shall have been provided to LB.
     (i) LB shall be satisfied, in its sole discretion, that it has or will be able to hire such former employees of BL as LB deems necessary.
     (j) LB shall have received an opinion satisfactory to LB
from its Colorado counsel and financial advisors that any liens which exist under Colorado law to which the Acquired Assets would be subject after Closing will be discharged under the terms of this Agreement.
     6.2  Conditions to the Obligations of Sellers.  The
obligations of Sellers to complete the transactions provided for herein are subject only to the satisfaction or waiver of the following conditions :(a) There shall not be any outstanding injunction or other court order restricting, prohibiting, or invalidating the transactions contemplated in this Agreement; (b) LB's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and (c) evidence reasonably satisfactory to National of LB's ability to comply with the terms of this Agreement.
  VII.    INDEMNIFICATION
     7.1  Indemnification by Sellers; by LB.
          (a)  Subject to the limitations in Sections 7.1(c) and
(d) below, each of Sellers individually agrees to defend,
indemnify and hold LB harmless from and against any loss,
liability, damage, or reasonable out-of-pocket expense (including reasonable attorneys' fees) suffered or incurred by LB as a result of any material misrepresentations, breach of material warranty or nonfulfillment by the respective Seller of its material covenants, agreements or undertakings contained in this Agreement, except that this indemnification to LB shall not extend to any loss, liability, damage or expense suffered or incurred by LB and attributable to any act or omission by LB.
          (b)  Subject to the limitations set forth in Sections
7(c) and (d) below, LB agrees to defend, indemnify and hold
Sellers harmless from and against any loss, liability, damage or reasonable out-of-pocket expense (including reasonable attorneys'
fees) suffered or incurred by Sellers as a result of (i) any material misrepresentation, breach of material warranty or nonfulfillment by LB of material agreements, covenants and undertakings contained in this Agreement, except that this indemnification of Sellers shall not extend to any loss, liability, damage or expense suffered or incurred by any Seller and attributable to any act or omission by that individual
Seller.
          (c) A party's liability to indemnify the other party pursuant to Section 7.1(a) or 7.1(b) shall be conditional upon the following: (i) the claiming party shall have notified the indemnifying party in writing of any fact or circumstance which gives rise to such liability with reasonable promptness after such fact or circumstance first comes to the attention of the claiming party, and in all events no later than 30 days after the end of the time period established in Section 7.1(d); and (ii)
the indemnifying party's legal representatives shall, upon acknowledging in writing to the claiming party its responsibility for the matter, have had, at the indemnifying party's election, a right to compromise or defend any matter which involves a third party and which may give rise to such liability on the
indemnifying party's part, through the indemnifying party's
counsel, and at the indemnifying party's expense.  In the event that the indemnifying party elects to compromise or defend any such liability involving a third party, the claiming party shall cooperate fully and promptly with the indemnifying party and its counsel at the indemnifying party's expense with respect to any out-of-pocket expenses of the claiming party in the compromise or the defense of the matters which may give rise to such liability.
          (d)  The obligations of the parties to indemnify each
other shall not extend to events occurring after the third anniversary of the Closing Date or to any claim asserted more than 30 days after such third anniversary of the Closing Date.
     7.2  Survival of Representations and Warranties.  Each of
the parties hereto agrees that its representations, warranties, covenants and agreements contained in this Agreement and in any document delivered pursuant to this Agreement or in connection with the closing hereunder, shall survive the Closing but that indemnification provided herein is the sole remedy for breaches of such representations and warranties.
     7.3 Resolution of Disputes. If a party against which indemnification is sought under Section 7.1 does not object in writing to a claim by the claiming party within 20 business days of receipt of the notice of claim, the former shall be deemed to have accepted the claim and shall have no further right to
dispute the obligation to indemnify the claiming party.  If the party against which indemnification is sought shall notify the claiming party in writing within 20 business days that it objects to the claim for indemnification or the amount thereof, then, the validity of the indemnification claim and/or the amount thereof shall be conclusively determined, except as otherwise expressly provided for herein, in an arbitration proceeding conducted in accordance with the Rules of the American Arbitration Association ("AAA") by three arbitrators, one arbitrator being selected by the claiming party, one arbitrator being selected by the party against which indemnification is sought and the third being selected by the two arbitrators so selected.  In the event of their inability to agree on the selection of a third arbitrator, the third arbitrator shall be designated by AAA.  Notwithstanding the foregoing, if the validity and/or amount of an obligation to indemnify under Section 7.1 is being or has been litigated in a proceeding which both parties have the opportunity to participate, the final determination of the court (after appeals, if any), in such proceeding shall be binding upon the arbitrators in such arbitration proceeding.  The notice objecting to claim shall be deemed to be a demand for arbitration hereunder.  If either party shall not have selected its arbitrator and given written notice thereof to the other party within twenty days after each demand, such arbitrator shall be selected by AAA at the request of the party demanding the arbitrator.  The meetings of the arbitrators shall be held in Denver, CO, at such place or places as may be agreed upon by the arbitrators. All determinations made by the arbitrators selected pursuant to the provisions of the Section 7.3 shall be by majority vote and shall be final, and shall be conclusive evidence permitting entry of judgment in any court of competent jurisdiction based on the award of the arbitrators. Notice of any such determination shall forthwith be given to each party, and if such determination, as evidenced by such notice, shall allow the claim or any portion thereof, the party against which indemnification was sought shall promptly upon receipt of such notice, pay the full amount of the claim so determined to the claiming party. Each party shall bear its own fees and expenses incurred with respect to a claim for indemnification prior to the commencement of an arbitration hereunder.
     VIII.   MISCELLANEOUS
          8.1   Brokerage.  Sellers each for itself and not
jointly represent to LB, and LB represents to Sellers, that, there has been no intermediary or broker retained by each party in negotiations or discussions incident to the execution of this Agreement who are due any commissions or other sums and each party hereby indemnifies and hold the other parties harmless from any such claim made by any such intermediary or broker retained by such party.
          8.2   Waivers and Amendments.
               (a) This Agreement may be amended, modified or supplemented, only by a written instrument executed by the parties hereto, and any obligation hereunder may be waived only by a written instrument executed by the party to which the
obligation runs.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.
               (b)   No failure on the part of any party to
exercise, and no delay in exercising, any right or remedy
hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by any party preclude any other or further exercise thereof or the exercise of any other right or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
     8.3   Notices.   All notices, requests, demands and other
communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or
certified mail, return receipt requested, postage prepaid to the addresses first written above, or to such other address as Seller or LB shall have specified by notice in writing to the other.
     8.4   Expenses.  Each party hereto shall pay its own
expenses in connection with the transactions contemplated hereby whether or not they are completed.
     8.5   Public Disclosure.  The parties will consult with
respect to the appropriate public disclosure to be made with respect to the transactions contemplated hereby, and will make no such disclosure prior to such consultation, except as may be required by law.
     8.6   Efforts.   The parties hereto agree to use reasonable
efforts to complete the transactions contemplated hereby,
including full cooperation in the making of any governmental filings required in connection herewith. In the event any party hereto fails to obtain the satisfaction of any of said conditions on or before the Closing Date, the only remedy available to any other party shall be to refuse to close as of the Closing Date, in which event the Closing shall occur on the third business day following the day all parties agree that their respective conditions have been satisfied (or have been waived by the other parties); provided, however, that should the Closing not have occurred by October 4, 1996, then any party may terminate this Agreement by written notice to the other parties.
     8.7   Further Assurances.   At the request of any party, on
or after the Closing Date, any other party will promptly execute and deliver, or cause to be executed and delivered, such documents or instruments in addition to those required by this Agreement, as may reasonably be necessary or desirable to carry out or implement any provision of this Agreement or to facilitate the lawful exercise by LB of its rights as owner of the Acquired Assets.
     8.8 Miscellaneous. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior correspondence and other writing between the parties or any of them in connection with the subject matter of this Agreement, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All Exhibits and Schedules mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part thereof. All terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

                              NATIONAL FACTORING SERVICES, INC.

_____________________________ By____________________________
Witness                              Title:



                              TRUSTEES OF BOSTON UNIVERSITY


_____________________________ By_____________________________
Witness                         Title:

                              LB ACQUISITION CORP.


_____________________________ By_____________________________
Witness                         Title:




                      BILL OF SALE AND ASSIGNMENT


        This Bill of Sale and Assignment is executed as of the executed as of the 4th day of October, 1996, by National Factoring Services, Inc. (the "Seller") in favor of LB Acquisition Corp. (the "Buyer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement, dated September 26, 1996 (the "Asset Purchase Agreement"), by and between the Buyer, the Seller, and Trustees of Boston University.

        For value received, the receipt and sufficiency of which is hereby acknowledged, the Seller does hereby grant, bargain, sell, convey, assign, transfer and set over unto the Buyer and its successors and assigns, absolutely and unconditionally and not as security, with quitclaim covenants, all of Seller's right, title and interest in and to the National Assets, as defined in Section 1.2 of the Asset Purchase Agreement incorporated by reference herein.

        Nothing set forth herein shall be deemed to convey to the Buyer any right, title or interest in or to the Excluded Assets. In the event of any conflict between any term or condition of this Bill of Sale and Assignment and the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern said conflict.


                                        NATIONAL FACTORING SERVICES, INC.

                                        By:

                                        Name:

                                        Title:



                         BILL OF SALE AND ASSIGNMENT


        This Bill of Sale and Assignment is executed as of the 4th day of October, 1996, by Trustees of Boston University (the "Seller") in favor of LB Acquisition Corp. (the "Buyer"). Capitalized terms used herein and not other-wise defined herein shall haved the meanings ascribed to them in that certain Asset Purchase Agreement, dated September 26, 1996 (the "Sale Agreement"), by and between the Buyer, the Seller and National Factoring Services, Inc.

        For value received, the receipt and sufficiency of which is hereby acknowledged, the Seller does hereby grant , bargain, sell, convey, assign, transfer and set over unto the Buyer and its successors and assigns, absolutely and unconditionally and not as security, with quitclaim covenants, all of BL's right, title and interest in and to the B.U. Assets.

        Nothing set forth herein shall be deemed to convey to the Buyer and right, title or interest in or to the Excluded Assets. In the event of any conflict between any term or condition of this Bill of Sale and Assignment and the Sale Agreement, the terms and conditions of the Sale Agreement shall govern said conflict.


                                        TRUSTEES OF BOSTON UNIVERSITY


                                        By:

                                        Name:

                                        Title:



                                ASSIGNMENT

        TRUSTEES of BOSTON UNIVERSITY, a non-profit Educational Corporation having a principal address at 881 Commonealth Avenue, Boston, MA 02215, (hereinafter Assignor), does hereby assign and confirm the assignment to BL ACQUISITION CORP., a Massachusetts Corporation, having its principal place of business at 104 Revere Street, Canton, MA 02021, (hereinafter Assignee), its successors and assigns, all right, title and interest of Assignor throughout the United States, its territories and all foreign countries; in and to the United States and foreign patents and patent applications identifired in Schedule A hereto and in and to the inventions disclosed therein, and in and to such patents as may issue on such applications, and all divisions, reissues, continuations, certificates of reexamination and extensions thereof; together with all rights of action and recovery for past infringement thereof; for the full term or terms for which any and all such patents may be granted; as fully and entirely as the same would have been held and enjoyed by Assignor had this assignment not been made.

       AND, Assignor hereby agrees to execute and hereby authorizes Assignee to execute any further documents as may be necessary or desirable to confirm, perfect or record the rights conveyed herein.

        IN WITNESS WHEREOF, Assignor has caused this Agreement to be executed
this              day of                       , 1996.

                        TRUSTEES OF BOSTON UNIVERSITY



                                        By
                                           Name:
                                           Title:

Commonwealth of Massachusetts          )
                                       ) ss
County of Suffolk                      )

        Subscribed and sworn to before me this       day of               ,
1996.
                                        Notary Public

                                        My Commission Expires:


SEAL


                                SCHEDULE A


        To Assignment dated                           between TRUSTEES OF
BOSTON UNIVERSITY and LB ACQUISITION CORP.


                                U. S. ISSUED

Docket No.      Patent No.      Title                           Inventors

                5,087,148       SURFACE MARKER STRIP          Charles W. Wyckoff

                5,139,590       SURFACE MARKET STRIP          Charles W. Wyckoff
                                AND METHODS FOR PROVIDING
                                IMPROVED INTEGRITY AND ADHESION
                                TO ROADWAYS AND THE LIKE

                4,969,713       MARKER STRIP SURFACE FOR      Charles W. Wyckoff
                                ROADWAYS AND THE LIKE

                4,681,401       SHEET MATERIAL MARKER         Charles W. Wyckoff
                                SURFACE FOR ROADWAYS
                                AND THE LIKE

                4,236,788       DIRECTION-INDICATING          Charles W. Wyckoff
                                SURFACE MARKET STRIP
                                FOR ROADWAYS AND THE LIKE

                                FOREIGN

                Country                                 Pat. No.

                Australian                              83112683
                Canadian                                1222157
                French                                  22522034
                British                                 2115862
                Italian                                 1169106
                Japanese                                1,583,590
                Swedish                                 8300731
                Chinese                                 1043358
                Chinese                                 1044837